SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                        Form 8-K
                                     CURRENT REPORT


                          Pursuant to Section 13 or 15(d) of
                         the Securities Exchange Act of 1934


                 Date of Report (Date of Earliest Event Reported)
                                      August 2, 1999


                              Serologicals Corporation
            (Exact name of registrant as specified in its charter)


                                    Delaware
                (State or other jurisdiction of incorporation)


         0-261266                                  58-2142225
 (Commission File No.)                 (IRS Employer Identification No.)

  780 Park North Blvd
  Suite 110
  Clarkston, GA                              30021
  (Address of principal                   (Zip Code)
  executive offices)

                        (404) 296-5595
     (Registrant's telephone number including area code)







Item 5.   Other Events

          Summary of Rights to Purchase Preferred Stock.

               The following is a summary description of a rights agreement entered into by Serologicals Corporation and State Street Bank & Trust Company, N.A. as of August 2, 1999. As this summary description of the rights does not purport to be complete, you should carefully read the full text of the rights agreement, a copy of which is available free of charge from Serologicals.

          On July 26, 1999, the board of directors of Serologicals Corporation declared a dividend of one preferred stock purchase right for each outstanding share of its common stock, par value $.01 per share, payable to stockholders of record on August 25, 1999.

          Each right will entitle its registered holder from and after the Distribution Date (as defined below) until August 2, 2009, or, if earlier, until the redemption or exchange of the rights, to buy 1/1000 of a share of Serologicals' Series B preferred stock, par value $.01 per share, at an exercise price of $45.00, subject to certain antidilution adjustments.

          Initially, the rights will be attached to all common stock certificates representing shares then outstanding and no separate rights certificates will be distributed. The rights will separate from the common stock upon the earlier of

            I. the 10th business day after the date of a public announcement that a person or group is an Acquiring Person (as defined below), or
           II. the 10th business day (or such later day as Serologicals' board of directors determines) after a person or group announces a tender or exchange offer, which, if consummated, would result in such person or group becoming an Acquiring Person

          The earlier of such dates is referred to herein as the "Distribution Date."

          In general, an "Acquiring Person" refers to any person or group of affiliated persons (other than Serologicals, any of its subsidiaries, certain of Serologicals' benefit plans and any person or group of affiliated persons whose acquisition of 15% or more is approved by the board of directors in advance) who, after the date of adoption of the rights agreement, acquires beneficial ownership of 15% or more of the outstanding shares of common stock.

          No person or group who beneficially owned 15% or more of the outstanding shares of common stock on August 25, 1999 will be considered an Acquiring Person unless such person or group acquires an additional number of shares of common stock greater than 2% of the number of such shares outstanding, other than in a transaction approved by Serologicals' board of directors in advance.

          As soon as practicable after the Distribution Date, rights certificates will be mailed to holders of common stock as of the close of business on the Distribution Date and, thereafter, the separate rights certificates alone will represent the rights. The holders of rights will not have any voting rights or be entitled to dividends until the rights are exercised.

          If a person or group of affiliated persons becomes an Acquiring Person, then each right (other than rights owned by such acquiring person, and its affiliates and associates, which will be null and void) will entitle the holder to purchase, for the exercise price, a number of shares of Serologicals' common stock having a then current market value of twice the exercise price.

          Accordingly, at the original exercise price of $45.00, each right would entitle its registered holder to purchase $90.00 worth of common stock for $45.00.

          If at any time after the date of public announcement of an Acquiring Person

            III.  Serologicals merges into another entity
             IV. an acquiring entity merges into Serologicals and the common stock of Serologicals is changed into or exchanged for other securities or assets of the acquiring entity, or
              V. Serologicals sells more than 50% of its assets or earning power then each right will entitle the holder to purchase, for the exercise price, a number of shares of common stock of such other entity having a current market value of twice the exercise price.

          The foregoing will not apply to a transaction approved by a majority of the board of directors.

          The rights are redeemable at Serologicals' option, at any time until the 10th day following a public announcement of an Acquiring Person, for $.01 per right, payable in cash or shares of common stock. At any time after any person becomes an Acquiring Person, the board of directors of Serologicals may exchange the rights (other than rights owned by the Acquiring Person, and its affiliates and associates, which will be null and void), in whole or in part, for common stock on the basis of an exchange ratio of one share of common stock for each right.

          The purchase price payable, and the number of shares of Series B preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time. Such adjustment is to prevent dilution in such events as certain stock dividends on, or subdivisions, combinations or reclassifications of, the shares of common stock prior to the Distribution Date. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least 2% of the purchase price.

          No fractional shares will be issued. Instead, an adjustment in cash will be made based on the market price of the Series B preferred stock on the last trading date prior to the date of exercise.

          The board of directors of Serologicals may amend the rights agreement in any manner prior to the Distribution Date. After the Distribution Date, the board of directors may amend the rights agreement only

            VI.   to cure ambiguities
            VII. to shorten or lengthen any time period (subject to certain limitations); or
            VIII. if such amendment does not adversely affect the interests of the rights holders and does not relate to any principal economic term of the rights.

          A copy of the rights agreement has been filed with the Securities and Exchange Commission as an exhibit to a registration statement on Form 8-A, dated August 2, 1999.




Item 7.  Financial Statements and Exhibits

         a)  Exhibits

             99.1   Press Release of Serologicals Corporation, dated
                    July 27, 1999.



SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                             SEROLOGICALS CORPORATION


DATE: August 2, 1999            By: /s/ Russell H. Plumb
                                   ---------------------------
                                     Russell H. Plumb
                                     Vice President, Finance and
                                     Chief Financial Officer